EXHIBIT 99.1
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                                News Release

                                  LANDAUER

                            For Immediate Release
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               LANDAUER, INC.  DECLARES REGULAR CASH DIVIDEND


For Further Information Contact:
      Jonathon M. Singer
      Senior Vice President, Treasurer & CFO
      708-441-8311

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GLENWOOD, ILLINOIS, FEBRUARY 25, 2011 - LANDAUER, INC. (NYSE: LDR)
announced today that its Board of Directors declared a regular quarterly cash dividend of $0.55 per share for the second quarter of fiscal 2011. The dividend will be paid on April 1, 2011, to shareholders of record on March 11, 2011.




ABOUT LANDAUER

Landauer is a leading global provider of technical and analytical services to determine occupational and environmental radiation exposure and is the leading domestic provider of outsourced medical physics services. For more than 50 years, the Company has provided complete radiation dosimetry services to hospitals, medical and dental offices, universities, national laboratories, nuclear facilities and other industries in which radiation poses a potential threat to employees. Landauer's services include the manufacture of various types of radiation detection monitors, the distribution and collection of the monitors to and from customers, and the analysis and reporting of exposure findings. The Company provides its dosimetry services to approximately 1.6 million individuals globally. In addition, through its Global Physics Solutions subsidiary, the Company provides therapeutic and imaging physics services to the medical physics community.


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    Landauer, Inc.      2 Science Road      Glenwood, Illinois 60425-1586
     Telephone: 708.755.7000      Fax: 708.755.7011      landauerinc.com